SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2008

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 6 Pages

Item 2.02 Results of Operation and Financial Condition

A copy of a press release made on February 21, 2008 follows:

6464 185TH Ave. N.E., Suite 101

Redmond, WA 98052

Tel: (425) 881-6444

Fax:(425) 881-6856

For information please contact:

Joel Hatlen
Vice President and Chief Financial Officer
Data I/O Corporation
(425) 881-6444

DATA I/O ANNOUNCES FOURTH QUARTER AND 2007 FINANICAL RESULTS

Redmond, Wash., February 21, 2008 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the fourth quarter and year ended December 31, 2007.

Revenues for the fourth quarter of 2007 were $7.7 million, compared with $7.3 million in the third quarter of 2007. In accordance with U.S. generally accepted accounting principles (GAAP), net income in the fourth quarter of 2007 was $1,090,000, or $0.12 per diluted share, compared with net income of $1,606,000, or $0.18 per share, in the third quarter of 2007. Included in determining net income was equity compensation expense under FAS 123R of $89,000 and $87,000 for the fourth quarters of 2007 and 2006 respectively.

Fiscal Year 2007 Results

For the year ended December 31, 2007, Data I/O reported revenues of $26.8 million, a 7 percent decrease from revenues of $28.8 million in 2006. Net income for 2007 was $832,000 or $0.09 per diluted share, compared with a net income for 2006 of $46,000 or $0.01 per share. Included in determining net income was equity compensation expense under FAS 123R of $316,000 and $370,000 for 2007 and 2006 respectively. Gross margins as a percentage of sales in 2007 were 56.1 percent, compared with 53.8 percent in the prior year. This gross margin percentage improvement was primarily due to savings from restructuring actions and favorable product price and mix changes between the two periods. The company’s cash position improved by over $5 million at December 31, 2007 at $7.6 million compared to $2.5 million at December 31, 2006.

“During the fourth quarter, we again experienced large orders from automotive customers as well as strong wireless customer business,” said Fred Hume, president and CEO. “We were very pleased to announce and ship our new Flash Media Duplication system during the quarter. This system is based upon our FLX-500 platform.”

“We are pleased that our restructuring actions taken in the first half of 2007 were successful in adjusting the expense structure to increase profitability as demonstrated by our third and fourth quarter’s results,” said Hume.

Conference Call Information

A conference call discussing the fourth quarter and 2007 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 288-0337, passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844 access code 911552. The conference call will also be simultaneously webcast over the Internet; visit the Investor Relations section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes. Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future revenues, future margins, future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues based upon the timing of product deliveries and installations, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company’s filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

– Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS
(in thousands except per share data)

	Fourth Quarter			Twelve Months Ended
			Percent			Percent
	12/31/2007	12/31/2006	Change	12/31/2007	12/31/2006	Change
Net sales	$7,664	$8,380	-8.5%	$26,752	$28,793	-7.1%
Gross margin	4,337	4,581	-5.3%	15,007	15,503	-3.2%
Gross margin as percent of sales	56.6%	54.7%		56.1%	53.8%
Operating expenses:
Research & development	1,023	1,332	-23.2%	4,716	5,577	-15.4%
Selling, general and administrative	2,267	2,404	-5.7%	8,801	9,898	-11.1%
Provision for business restructure	—	39		725	191
Gain on disposition	—	—		—	(8)
Operating income (loss)	1,047	806		765	(155)
Non-operating income (expense):
Interest, net	42	5		84	103
Other	1	61		(9)	52
Income(loss) from operations before taxes	1,090	872		840	—
Income tax expense (benefit)	—	(37)		8	(46)

Net income (loss)	$1,090	$909		$832	$46

Total diluted earnings (loss) per share	$0.12	$0.10		$0.09	$0.01

Diluted weighted average shares outstanding	9,046	8,730		8,860	8,710

CONDENSED BALANCE SHEET
(in thousands)

	12/31/2007	12/31/2006
Cash and cash equivalents	$7,637	$2,478
Accounts receivable, net	5,299	8,496
Inventories	4,980	5,052
Other current assets	323	491
Land, building and equipment	2,257	2,852
Other long-term assets	124	122
Total assets	$20,620	$19,491

Current liabilities	$5,177	$5,762
Long term debt	357	446
Shareholders’ equity	15,086	13,283
Total liabilities and shareholders’ equity	$20,620	$19,491

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

February 25, 2008	By _/s/Frederick R. Hume____
Frederick R. Hume
President
Chief Executive Officer

By _/s/Joel S. Hatlen_________

Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer